UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2021

Altaba Inc.
(Exact name of registrant as specified in its charter)

Delaware	811-23264	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 East 45th Street, 15th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (646) 679-2000

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Departure of Thomas J. McInerney as Chief Executive Officer and Appointment of Mr. McInerney as Chairman of the Board
On November 12, 2021, Thomas J. McInerney elected to step down from his position as Chief Executive Officer of Altaba Inc., a Delaware corporation (“Altaba” or the “Fund”), effective December 31, 2021. Mr. McInerney will remain a member of the Board of Directors of the Fund (the “Board”) and has been appointed to serve as Chairman of the Board effective January 1, 2022.
In connection with this mutually agreed upon transition, the Fund and Mr. McInerney entered into a Third Amendment to Mr. McInerney’s Employment Offer Letter and, in connection therewith, will enter into a Separation Agreement and Release effective December 31, 2021. Pursuant to the terms of the Third Amendment to Mr. McInerney’s Employment Offer Letter, effective on the agreed upon December 31, 2021 separation date and consistent with Mr. McInerney’s prior employment arrangements, Mr. McInerney is entitled to the following severance benefits, subject to Mr. McInerney not revoking his customary release of claims: (i) continuation of base salary for a period of eighteen (18) months from the date of separation, (ii) a pro-rated annual incentive award based on target levels, (iii) a lump-sum amount equal to his target annual incentive award, and (iv) reimbursement of monthly health premiums for a period of eighteen (18) months following the date of separation. The foregoing summaries of the Third Amendment to Mr. McInerney’s Employment Offer Letter and the Separation Agreement and Release are qualified in their entirety by the complete text of the Third Amendment to Mr. McInerney’s Employment Offer Letter and the Separation Agreement and Release, copies of which are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K.
Transition of Eric Brandt from Board Chairman to Lead Independent Director
Eric Brandt, the current Chairman of the Board, has elected to step down from his position as Chairman of the Board effective December 31, 2021. Mr. Brandt will remain a member of the Board and has been appointed Lead Independent Director, effective January 1, 2022.
Appointment of Alexi A. Wellman as Chief Executive Officer
On November 12, 2021, the Board appointed Alexi A. Wellman as Chief Executive Officer and Chief Financial and Accounting Officer, effective January 1, 2022.  Ms. Wellman also was appointed as a member of the Board, effective January 1, 2022.
Ms. Wellman has served as Chief Financial and Accounting Officer of Altaba since June 13, 2017. Prior to June 13, 2017, Ms. Wellman was Vice President, Global Controller of Yahoo! Inc. beginning in October 2015 (prior to June 16, 2017, Altaba was known as “Yahoo! Inc.”). From November 2013 to October 2015, Ms. Wellman served as Vice President, Finance of Yahoo! Inc. From December 2011 to June 2013, Ms. Wellman served as Chief Financial Officer of Nebraska Book Company, Inc., which owned and operated college bookstores. From October 2004 to December 2011, Ms. Wellman served as a Partner at KPMG LLP, an audit, tax and advisory firm.
In connection with the transition, the Fund and Ms. Wellman entered into an Amended and Restated Offer Letter. Pursuant to the terms of the Amended and Restated Offer Letter, Ms. Wellman will be eligible to receive (i) a cash incentive award of $375,000 in recognition of 2021 fiscal year performance in 2022, (ii) an annual cash retention award of $500,000 in 2023 and after, (iii) a fixed retention award in the amount of $3,000,000, payable upon the earlier to occur of the Fund’s conversion to a liquidating trust or termination of Ms. Wellman's employment by mutual written agreement and (iv) participation in a Performance Retention Plan, which may result in payments of up to $3,000,000 upon the attainment of pre-established performance goals as approved by the Board.
Upon the termination of Ms. Wellman’s employment by the Fund without Cause, resignation by Ms. Wellman for Good Reason, or by mutual agreement, Ms. Wellman will be entitled to receive the following severance benefits, subject to executing a customary release of claims: (i) payment of the $3,000,000 fixed retention award, (ii) that portion of the performance retention award to which she is entitled pursuant to, and calculated in accordance with, the terms of the Performance Retention Plan, and (iii) reimbursement of monthly health premiums for a period of twelve (12) months following separation. The foregoing summary of Ms. Wellman’s Amended and Restated Offer Letter is qualified in its entirety by the complete text of Ms. Wellman’s Amended and Restated Offer Letter, a copy of which is attached as Exhibit 10.3 to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1	Third Amendment to the Employment Offer Letter of Thomas McInerney
Exhibit 10.2	Form of Separation Agreement and Release of Thomas McInerney
Exhibit 10.3	Amended and Restated Offer Letter of Alexi Wellman

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTABA INC.

By:	/s/ Arthur Chong
Arthur Chong
General Counsel and Secretary

Date: November 18, 2021